As filed with the Securities and Exchange Commission on March 11, 2009
Registration No. 333-78575

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 11
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Initial Depositor
(Exact name of registrant as specified in charter)

Internet HOLDRSSM Trust
[Issuer with respect to the receipts]

Delaware	6211	13-5674085

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

250 Vesey Street
New York, New York 10281
(212) 449-1000
(Address, including zip code, and telephone number, including area code, of registrant’s
principal executive offices)

Copies to:
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
250 Vesey Street
New York, New York 10281
(212) 449-1000
Attn: Corporate Secretary
(Name, address, including zip code,
and telephone number, including area
code, of agent for service)
Andrew B. Jánszky, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

PROSPECTUS

1,000,000,000 Depositary Receipts
Internet HOLDRSSM Trust

The Internet HOLDRS SM Trust issues Depositary Receipts called Internet HOLDRS SM representing your undivided beneficial ownership in the common stock of a group of specified companies that are involved in various segments of the Internet industry.  The Bank of New York Mellon is the trustee.  You only may acquire, hold or transfer Internet HOLDRSSM in a round-lot amount of 100 Internet HOLDRSSM or round-lot multiples.  Internet HOLDRSSM are separate from the underlying deposited common stocks that are represented by the Internet HOLDRSSM.  For a list of the names and the number of shares of the companies that make up an Internet HOLDRSM, see “Highlights of Internet HOLDRS—The Internet HOLDRS” in this prospectus.  The Internet HOLDRSSM trust issues Internet HOLDRSSM on a continuous basis.

Investing in Internet HOLDRSSM involves significant risks.  See “Risk Factors.”

Internet HOLDRSSM are neither interests in nor obligations of Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of its affiliates.  Internet HOLDRSSM are not interests in The Bank of New York Mellon, as trustee.  Please see “Description of the Depositary Trust Agreement” in this prospectus for a more complete description of the duties and responsibilities of the trustee, including the obligation of the trustee to act without negligence or bad faith.

The Internet HOLDRSSM are listed on the NYSE Arca under the symbol “HHH.”  On February 27, 2009, the last reported sale price of the Internet HOLDRSSM on the NYSE Arca was $31.61.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is March 11, 2009.

“HOLDRS” and “HOLding Company Depositary ReceiptS” are service marks of Merrill Lynch & Co., Inc.

TABLE OF CONTENTS

 Page

SUMMARY	3
RISK FACTORS	4
HIGHLIGHTS OF INTERNET HOLDRS	9
THE TRUST	16
DESCRIPTION OF INTERNET HOLDRS	16
DESCRIPTION OF THE UNDERLYING SECURITIES	17
DESCRIPTION OF THE DEPOSITARY TRUST AGREEMENT	20
U.S. FEDERAL INCOME TAX CONSEQUENCES	24
ERISA CONSIDERATIONS	29
PLAN OF DISTRIBUTION	29
LEGAL MATTERS	29
WHERE YOU CAN FIND MORE INFORMATION	30

This prospectus contains information you should consider when making your investment decision.  With respect to information about Internet HOLDRS, you should rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell Internet HOLDRS in any jurisdiction where the offer or sale is not permitted.

The Internet HOLDRS are not registered for public sale outside of the United States.  Non-U.S. receipt holders should refer to “U.S. Federal Income Tax Consequences—Non-U.S. receipt holders” and we recommend that non-U.S. receipt holders consult their tax advisors regarding U.S. withholding and other taxes which may apply to ownership of the Internet HOLDRS or of the underlying securities through an investment in the Internet HOLDRS.

SUMMARY

The Internet HOLding Company Depositary ReceiptS or HOLDRS trust was formed under the depositary trust agreement, dated as of September 2, 1999, among The Bank of New York Mellon, as trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, other depositors and the owners of the Internet HOLDRS.  The trust is not a registered investment company under the Investment Company Act of 1940.

The number of shares of each company’s common stock currently held by the trust with respect to each round-lot of Internet HOLDRS is specified under “Highlights of Internet HOLDRS—The Internet HOLDRS.”  This group of common stocks, and the securities of any company that may be added to the Internet HOLDRS, are collectively referred to in this prospectus as the underlying securities.  The companies included in the Internet HOLDRS may change as a result of reconstitution events, distributions of securities by underlying issuers or other events. See “Description of the Depositary Trust Agreement—Reconstitution events” for an explanation of these events.  The Internet HOLDRS are separate from the underlying common stocks that are represented by the Internet HOLDRS.  On February 27, 2009, there were 2,325,000 Internet HOLDRS outstanding.

RISK FACTORS

An investment in Internet HOLDRS involves risks similar to investing directly in each of the underlying securities outside of the Internet HOLDRS, including the risks associated with a concentrated investment in the Internet industry.

General Risk Factors

•
Loss of investment.  Because the value of Internet HOLDRS directly relates to the value of the underlying securities, you may lose a substantial portion of your investment in the Internet HOLDRS if the underlying securities decline in value.

•	Discount trading price. Internet HOLDRS may trade at a discount to the aggregate value of the underlying securities.

•
Ownership of only fractional shares in the underlying securities.  As a result of distributions of securities by companies included in the Internet HOLDRS or other corporate events, such as mergers, an Internet HOLDR may represent an interest in a fractional share of an underlying security.  You will only be entitled to voting, distribution and other beneficial ownership rights in the underlying securities in which you own only fractional shares to the extent that the depositary aggregates your fractional shares with the other shares of such underlying securities and passes on beneficial ownership rights, including distribution and voting rights, to you based on your proportional, fractional shares in the underlying securities.  In addition, if you surrender your Internet HOLDRS to receive the underlying securities you will receive cash in lieu of your fractional shares.  You will not be entitled to any securities if your interest in an underlying security is only a fraction of a share.

•
Not necessarily representative of the Internet industry.  At the time of the initial offering, the companies included in the Internet HOLDRS were generally considered to be involved in various segments of the Internet industry, however the market price of the underlying securities and the Internet HOLDRS may not necessarily follow the price movements of the entire Internet industry.  If the underlying securities decline in value, your investment in the Internet HOLDRS will decline in value, even if common stock prices of companies in the Internet industry generally increase in value.  In addition, since the time of the initial offering, the companies included in the Internet HOLDRS may not be involved in the Internet industry.  In this case, the Internet HOLDRS may not consist of securities issued only by companies involved in the Internet industry.

•
Not necessarily comprised of solely Internet companies.  As a result of distributions of securities by companies included in the Internet HOLDRS or other corporate events, such as mergers, securities of companies that are not currently included in the Internet HOLDRS and that are not involved in the Internet industry may be included in the Internet HOLDRS.  The securities of a new company will only be distributed from the Internet HOLDRS if the securities have a different Standard & Poor’s Corporation sector classification than any of the underlying issuers included in Internet HOLDRS at the time of the distribution or the corporate event or if the securities are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System.  As of January 2, 2002, Standard & Poor’s Corporation sector classifications are based upon the Standard & Poor’s Global Industry Classification Standard (“GICS”) sectors.  As there are only 10 broadly defined GICS sector classifications, the use of GICS sectors to determine whether a new company will be included in the Internet HOLDRS provides no assurance that each new company included in the Internet HOLDRS will be involved in the Internet industry.  Currently, the underlying securities included in the Internet HOLDRS are represented in the Consumer Discretionary, Financials and Information Technology GICS sectors.  As each Standard & Poor’s GICS sector is defined so broadly, the securities of a new company could have the same GICS sector classification as a company currently included in the Internet HOLDRS yet not be involved in the Internet industry.  In addition the GICS sector classifications of securities included in the Internet HOLDRS may change over time if the companies that issued these securities change their focus of operations or if Standard & Poor’s alters the criteria it uses to determine GICS sectors, or both.  Therefore, additional GICS sectors may be represented in the Internet HOLDRS, which may also result in the inclusion in the Internet HOLDRS of the securities of a new company that is not involved in the Internet industry.

•
No investigation of underlying securities.  The underlying securities initially included in the Internet HOLDRS were selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated based on the market capitalization of the issuers and the market liquidity of common stocks in the Internet industry, without regard for the value, price performance, volatility or investment merit of the underlying securities.  Consequently, the Internet HOLDRS trust, the trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and each of their respective affiliates, have not performed any investigation or review of the selected companies, including the public filings by the companies.  Investors and market participants should not conclude that the inclusion of a company is any form of investment recommendation by the trust, the trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or their respective affiliates.

•
Loss of diversification.  As a result of industry developments, reorganizations or market fluctuations affecting issuers of the underlying securities, Internet HOLDRS may not necessarily be a diversified investment in the Internet industry.  In addition, reconstitution events, distributions of securities by an underlying issuer or other events, which may result in the distribution of securities from, or the inclusion of additional securities in, the Internet HOLDRS may also reduce diversification.  Internet HOLDRS may represent a concentrated investment in one or more of the underlying securities which would reduce investment diversification and increase your exposure to the risks of concentrated investments.

•
Conflicting investment choices.  In order to sell one or more of the underlying securities individually, participate in any form of stock repurchase program by an issuer of an underlying security, or participate in a tender offer relating to one or more of the underlying securities, you will be required to cancel your Internet HOLDRS and receive delivery of each of the underlying securities.  The cancellation of your Internet HOLDRS will allow you to sell individual underlying securities or to deliver individual underlying securities in a tender offer or any form of stock repurchase program.  The cancellation of Internet HOLDRS will involve payment of a cancellation fee to the trustee.

•
Trading halts.  Trading in Internet HOLDRS on the NYSE Arca may be halted if (i) the number of Internet HOLDRS issued and outstanding falls below levels prescribed by the NYSE Arca; or (ii) the market value of all Internet HOLDRS issued and outstanding falls below levels prescribed by the NYSE Arca.  If trading is halted in Internet HOLDRS, you will not be able to trade Internet HOLDRS and you will only be able to trade the underlying securities if you cancel your Internet HOLDRS and receive each of the underlying securities.

•
Delisting from the NYSE Arca.  The NYSE Arca may consider delisting the Internet HOLDRS if (i) the number of Internet HOLDRS issued and outstanding falls below levels prescribed by the NYSE Arca; or (ii) the market value of all Internet HOLDRS issued and outstanding falls below levels prescribed by the NYSE Arca.  If the Internet HOLDRS are delisted by the NYSE Arca, a termination event will result unless the Internet HOLDRS are listed for trading on another U.S. national securities exchange or through the Nasdaq National Market System within five business days from the date the Internet HOLDRS are delisted.

•
Possible conflicts of interest.  Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor, selected the underlying securities that were originally included in the Internet HOLDRS and may face possible conflicts of interest in connection with its activities.  For example, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may provide investment banking or other services for issuers of the underlying securities in connection with its business.

•
Delays in distributions.  The depositary trust agreement provides that the trustee will use its reasonable efforts to distribute any cash or other distribution paid in respect of the underlying securities to you as soon as practicable after receipt of such distribution.  However, you may receive such cash or other distributions later than you would if you owned the underlying securities outside of the Internet

HOLDRS. In addition, you will not be entitled to any interest on any distribution by reason of any delay in distribution by the depositary.

Risk Factors Specific to the Internet Industry

•
The stock prices of companies involved in the Internet industry have been and will likely continue to be extremely volatile, which will directly affect the price volatility of the Internet HOLDRS, and you could lose a substantial part of your investment.  The trading prices of the common stocks of Internet companies have been extremely volatile.  These stock prices could be subject to wide fluctuations in response to a variety of factors, including the following:

▪	general market fluctuations;

▪	actual or anticipated variations in companies’ quarterly operating results;

▪	announcements of technological innovations or new services offered by competitors of the companies included in the Internet HOLDRS;

▪	changes in financial estimates by securities analysts;

▪	conditions or trends in the Internet and online commerce industries;

▪	conditions or trends in online securities trading;

▪	changes in the market valuations of Internet or online service companies;

▪	developments in Internet regulations;

▪	legal or regulatory developments affecting companies included in the Internet HOLDRS or in the Internet industry;

▪	announcements by Internet companies or their competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

▪	unscheduled system downtime;

▪	additions or departures of key personnel;

▪	sales of Internet companies’ common stock or other securities in the open market; and

▪	difficulty in obtaining additional financing.

In addition, the trading prices of Internet stocks in general have experienced extreme price and volume fluctuations.  These fluctuations often have been unrelated or disproportionate to the operating performance of these companies.  The valuations of many Internet stocks are high when measured by conventional valuation standards such as price to earnings and price to sales ratios.  Some of the companies do not or in the future might not have earnings.  As a result, these trading prices may decline substantially and valuations may not be sustained.  Any negative change in the public’s perception of the prospects of Internet or electronic commerce companies, generally, could depress the stock prices of an Internet company regardless of Internet companies’ results.  The sharp decline in the market price of many Internet and Internet-related companies since early 2000 is an example of this effect.  Other broad market and industry factors may decrease the stock price of Internet stocks, regardless of their operating results.  Market fluctuations, as well as general political and economic conditions such as recession, war or interest rate or currency rate fluctuations, also may decrease the market price of Internet stocks.  Current economic conditions have adversely affected employment and other significant elements of the economy that drive productivity and the financial strength of businesses.  These economic conditions could have a material adverse effect on the financial condition and results of operations of companies whose common stocks are included in Internet HOLDRS.

As a result of fluctuations in the trading prices of the companies included in the Internet HOLDRS, the trading price of an Internet HOLDR has fluctuated significantly.  The initial offering price of an Internet HOLDR, on September 22, 1999, was $108.25 and during 2008, the price of an Internet HOLDR reached a high of $60.07 and a low of $23.20.

•
Internet companies must keep pace with rapid technological change to remain competitive.  The Internet market is characterized by rapidly changing technology, evolving industry standards and practices, frequent new product and service introductions and enhancements and changing customer demands.  Internet companies’ success therefore will depend on their ability to adapt to rapidly changing technologies, to adapt their services to evolving industry standards and to continually improve the performance, features and reliability of their service.  Failure to adapt to such changes would harm their businesses.  In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt their services or infrastructure.  The online commerce market, particularly over the Internet, is new, rapidly evolving and intensely competitive, and this competition is expected to intensify in the future.  Barriers to entry are minimal, and companies can launch new sites and services at a relatively low cost.

•
The ability of an Internet company to obtain, maintain or increase market share depends on timely introduction and market acceptance of new products offered by Internet companies.  The Internet industry is characterized by rapidly changing technology, evolving industry standards and practices, frequent new product and service introductions and enhancements and changing customer demands.  The success of many Internet companies will depend on their ability to adapt to rapidly changing technologies, to adapt their services to evolving industry standards and to continually improve performance, features and the reliability of their products.  Internet companies must also quickly develop, introduce and deliver their products and services, or incur the risk that their competitors will introduce the same or similar products or services or products or services which could make their product obsolete.  Many Internet companies may not successfully introduce new products or services, develop and maintain a loyal customer base or achieve general market acceptance for their products or services, and failure to do so could have a material adverse effect on their business, result of operations and financial condition.

•
Some Internet companies are developing strategies to generate additional revenues for their products and services outside of the United States and if these strategies fail it could result in slower revenue growth and losses.  Some Internet companies believe that they must expand their international sales activities to be successful as usage of the Internet increases globally.  The expansion to international markets will require significant management attention and financial resources to develop and expand international sales and marketing activities.  However, some Internet companies cannot be certain that investments in establishing operations in other countries will produce anticipated revenues as they have limited experience marketing products and services internationally.

•
New laws and regulations with respect to the Internet could impede its commercial development and adversely affect the business of Internet companies.  Due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services.  Furthermore, the growth and development of the market for online interaction and commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online.  The adoption of any additional laws or regulations may impede the growth of the Internet or other online services which could have a material adverse effect on the business, results of operations and financial condition of many companies included in the Internet HOLDRS.

•
Inability to manage rapid growth could adversely affect systems, management resources and revenues.  Some Internet companies are, or plan to begin, rapidly expanding their operations.  Success of the marketing strategies of many of these companies will place extraordinary demands on their network infrastructure and technical support.  This expansion has placed and will continue to place a significant strain on the financial, operational, management, marketing, and sales systems and resources of many Internet companies.  There can be no assurance that these companies will complete the necessary improvements to their systems, procedures and controls necessary to support their future operations in a timely manner or that management will be able to hire, train, retain and manage required personnel to manage such rapid growth.

•
Many Internet companies are dependent on their ability to continue to attract and retain highly skilled technical and managerial personnel to develop and generate their business.  Many Internet companies are highly dependent on the experience, abilities and continued services of key executive officers and key technical personnel.  If these companies lose the services of any of these officers or key technical personnel, their future success could be undermined.  Competition for personnel has been and may continue to be intense.  There is no certainty that the companies included in the Internet HOLDRS will be able to continue to attract and retain qualified personnel.

•
Companies whose securities are included in the Internet HOLDRS may need additional financing, which may be difficult to obtain.  Failure to obtain necessary financing or doing so on unattractive terms could adversely affect development and marketing efforts and other operations of companies whose securities are included in the Internet HOLDRS.  Companies whose securities are included in Internet HOLDRS may need to raise additional capital in order to fund the continued development and marketing of their products or to fund strategic acquisitions or investments.  Their ability to obtain additional financing will depend on a number of factors, including market conditions, operating performance and investor interest.  These factors may make the timing, amount, terms and conditions of any financing unattractive.  If adequate funds are not available or are not available on acceptable terms, companies whose securities are included in the Internet HOLDRS may have to forego strategic acquisitions or investments, reduce or defer their development activities, delay their introduction of new products and services or terminate operations completely.  Any of these actions may reduce the market price of stocks in the internet industry.

HIGHLIGHTS OF INTERNET HOLDRS

This discussion highlights information regarding Internet HOLDRS.  We present certain information more fully in the rest of this prospectus.  You should read the entire prospectus carefully before you purchase Internet HOLDRS.

Issuer	Internet HOLDRS Trust

The trust
The Internet HOLDRS Trust was formed under the depositary trust agreement, dated as of September 2, 1999, among The Bank of New York Mellon, as trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, other depositors and the owners of the Internet HOLDRS. The depositary trust agreement was amended on November 22, 2000.  The trust is not a registered investment company under the Investment Company Act of 1940.

Initial depositor	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Trustee
The Bank of New York Mellon, a New York state-chartered banking organization, is the trustee and receives compensation as set forth in the depositary trust agreement.  The trustee is responsible for receiving deposits of underlying securities and delivering Internet HOLDRS representing the underlying securities issued by the trust.  The trustee holds the underlying securities on behalf of the holders of Internet HOLDRS.

Purpose of Internet HOLDRS	Internet HOLDRS are designed to achieve the following:

Diversification.  Internet HOLDRS are designed to allow you to diversify your investment in the Internet industry through a single, exchange-listed instrument representing your undivided beneficial ownership of the underlying securities.

Flexibility.  The beneficial owners of Internet HOLDRS have undivided beneficial ownership interests in each of the underlying securities represented by the Internet HOLDRS, and can cancel their Internet HOLDRS to receive each of the underlying securities represented by the Internet HOLDRS.

Transaction costs.  The expenses associated with buying and selling Internet HOLDRS in the secondary market are expected to be less than separately buying and selling each of the underlying securities in a traditional brokerage account with transaction-based charges.

Trust assets
The trust holds shares of common stock issued by specified companies that, when initially selected, were involved in the Internet industry.  Except when a reconstitution event, distribution of securities by an underlying issuer or other event occurs, the group of companies will not change.  Reconstitution events are described in this prospectus under the heading “Description of the Depositary Trust Agreement—Distributions” and “—Reconstitution events.”

The trust’s assets may increase or decrease as a result of in-kind deposits and withdrawals of the underlying securities during the life of the trust.

The Internet HOLDRS	The trust has issued, and may continue to issue, Internet HOLDRS that represent an undivided beneficial ownership interest in the shares of common stock that are held by the trust on your behalf.

The following chart provides:

•    the names of the issuers of the underlying securities currently represented by the Internet HOLDRS;

•    the stock ticker symbols;

•    the share amounts currently represented by a round-lot of 100 Internet HOLDRS; and

•    the principal market on which the shares of common stock are traded.

Name of Company	Ticker	Share Amounts	Primary Trading Market
Amazon.com, Inc.	AMZN	18.0000	NASDAQ
E*TRADE Financial Corporation	ETFC	12.0000	NASDAQ
EarthLink, Inc.	ELNK	6.2300	NASDAQ
eBay Inc.	EBAY	48.0000	NASDAQ
McAfee, Inc.	MFE	7.0000	NYSE
Moduslink Global Solutions, Inc.	MLNK	1.0000	NASDAQ
Priceline.com Incorporated	PCLN	1.1667	NASDAQ
RealNetworks, Inc.	RNWK	8.0000	NASDAQ
TD Ameritrade HLDG Corp.	AMTD	9.0000	NASDAQ
Time Warner Inc.	TWX	42.0000	NYSE
Yahoo! Inc.	YHOO	52.0000	NASDAQ

The companies whose common stocks were included in the Internet HOLDRS at the time Internet HOLDRS were originally issued were generally were considered to be among the 20 largest and most liquid companies involved in the Internet industry as measured by market capitalization and trading volume on August 31, 1999.  The market capitalization of a company is determined by multiplying the market price of its common stock by the number of outstanding shares of its common stock.

The trust will only issue and cancel, and you may only obtain, hold, trade or surrender, Internet HOLDRS in a round-lot of 100 Internet HOLDRS and round-lot multiples.  The trust will only issue Internet HOLDRS upon the deposit of the whole shares represented by a round-lot of 100 Internet HOLDRS.  In the event that a fractional share comes to be represented by a round-lot of Internet HOLDRS, the trust may require a minimum of more than one round-lot of 100 Internet HOLDRS for an issuance so that the trust will always receive whole share amounts for issuance of Internet HOLDRS.

The number of outstanding Internet HOLDRS will increase and decrease as a result of in-kind deposits and withdrawals of the underlying securities.  The trust will stand ready to issue additional Internet HOLDRS on a continuous basis when an investor deposits the required shares of common stock with the trustee.

Purchases	You may acquire Internet HOLDRS in two ways:

•	through an in-kind deposit of the required number of shares of common stock of the underlying issuers with the trustee; or

•	through a cash purchase in the secondary trading market.

Issuance and cancellation fees
If you wish to create Internet HOLDRS by delivering to the trust the requisite shares of common stock represented by a round-lot of 100 Internet HOLDRS, The Bank of New York Mellon, as trustee, will charge you an issuance fee of up to $10.00 for each round-lot of 100 Internet HOLDRS.  If you wish to cancel your Internet HOLDRS and withdraw your underlying securities, The Bank of New York Mellon, as trustee, will charge you a cancellation fee of up to $10.00 for each round-lot of 100 Internet HOLDRS.

Commissions
If you choose to deposit underlying securities in order to receive Internet HOLDRS, you will be responsible for paying any sales commission associated with your purchase of the underlying securities that is charged by your broker in addition to the issuance fee charged by the trustee described above.

Custody fees
The Bank of New York Mellon, as trustee and as custodian, will charge you a quarterly custody fee of $2.00 for each round-lot of 100 Internet HOLDRS, to be deducted from any cash dividend or other cash distributions on underlying securities received by the trust.  With respect to the aggregate custody fee payable in any calendar year for each Internet HOLDR, the trustee will waive that portion of the fee which exceeds the total cash dividends and other cash distributions received, or to be received, and payable with respect to such calendar year.

Rights relating to Internet HOLDRS
You have the right to withdraw the underlying securities upon request by delivering a round-lot or integral multiple of a round-lot of Internet HOLDRS to the trustee, during the trustee’s business hours, and paying the cancellation fees, taxes and other charges.  You should receive the underlying securities no later than the business day after the trustee receives a proper notice of cancellation.  The trustee will not deliver fractional shares of underlying securities.  To the extent that any cancellation of Internet HOLDRS would otherwise require the delivery of a fractional share, the trustee will sell the fractional share in the market and the trust, in turn, will deliver cash in lieu of such fractional share.  Except with respect to the right to vote for dissolution of the trust, the Internet HOLDRS themselves will not have voting rights.

Rights relating to the underlying securities
Internet HOLDRS represents your beneficial ownership of the underlying securities.  Owners of Internet HOLDRS have the same rights and privileges as if they owned the underlying securities beneficially outside of Internet HOLDRS.  These include the right to instruct the trustee to vote the underlying securities or you may attend shareholder meetings yourself, the right to receive any dividends and other distributions on the underlying securities that are declared and paid to the trustee by an issuer of an underlying security, the right to pledge Internet HOLDRS and the right to surrender Internet HOLDRS to receive the underlying securities.  Internet HOLDRS does not change your beneficial ownership in the underlying securities under United States federal securities laws, including sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  As a result, you have the same obligations to file insider trading reports that you would have if you held the underlying securities outside of Internet HOLDRS.  However, due to the nature of Internet HOLDRS, you will not be able to participate in any dividend reinvestment program of an issuer of underlying securities unless you cancel your Internet HOLDRS (and pay the applicable fees) and receive all of the underlying securities.

A holder of Internet HOLDRS is not a registered owner of the underlying securities.  In order to become a registered owner, a holder of Internet HOLDRS would need to surrender their Internet HOLDRS, pay the applicable fees and expenses, receive all of the underlying securities and follow the procedures established by the issuers of the underlying securities for registering their securities in the name of such holder.

You retain the right to receive any reports and communications that the issuers of underlying securities are required to send to beneficial owners of their securities.  As such, you will receive such reports and communications from the broker through which you hold your Internet HOLDRS in the same manner as if you beneficially owned your underlying securities outside of Internet HOLDRS in “street name” through a brokerage account.  The trustee will not attempt to exercise the right to vote that attaches to, or give a proxy with respect to, the underlying securities other than in accordance with your instructions.

The depositary trust agreement entitles you to receive, subject to certain limitations and net of any fees and expenses of the trustee, any distributions of cash (including dividends), securities or property made with respect to the underlying securities.  However, any distribution of securities by an issuer of underlying securities will be deposited into the trust and will become part of the underlying securities unless the distributed securities are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System or the distributed securities have a Standard & Poor’s GICS sector classification that is different from the GICS sector classifications represented in the Internet HOLDRS at the time of the distribution.   In addition, if the issuer of underlying securities offers rights to acquire additional underlying securities or other securities, the rights may be distributed to you, may be disposed of for your benefit or may lapse.

There may be a delay between the time any cash or other distribution is received by the trustee with respect to the underlying securities and the time such cash or other distributions are distributed to you.  In addition, you are not entitled to any interest on any distribution by reason of any delay in distribution by the trustee.  If any tax or other governmental charge becomes due with respect to Internet HOLDRS or any underlying securities, you will be responsible for paying that tax or governmental charge.

If you wish to participate in a tender offer for any of the underlying securities, or any form of stock repurchase program by an issuer of an underlying security, you must surrender your Internet HOLDRS (and pay the applicable fees and expenses) and receive all of your underlying securities in exchange for your Internet HOLDRS.  For specific information about obtaining your underlying securities, you should read the discussion under the caption “Description of the Depositary Trust Agreement—Withdrawal of underlying securities.”

Ownership rights in fractional shares in the underlying securities
As a result of distributions of securities by companies included in the Internet HOLDRS or other corporate events, such as mergers, an Internet HOLDR may represent an interest in a fractional share of an underlying security.  You are entitled to receive distributions proportionate to your fractional shares.

In addition, you are entitled to receive proxy materials and other shareholder communications and you are entitled to exercise voting rights proportionate to your fractional shares.  The trustee will aggregate the votes of all of the share fractions represented by Internet HOLDRS and will vote the largest possible number of whole shares.  If, after aggregation, there is a fractional remainder, this fraction will be ignored, because the issuer will only recognize whole share votes.  For example, if 100,001 round-lots of 100 Internet HOLDRS are outstanding and each round-lot of 100 Internet HOLDRS represents 1.75 shares of an underlying security, there will be 175,001.75 votes of the underlying security represented by Internet HOLDRS.  If holders of 50,000 round-lots of 100 Internet HOLDRS vote their underlying securities “yes” and holders of 50,001 round-lots of 100 Internet HOLDRS vote their underlying securities “no,” there will be 87,500 affirmative votes and 87,501.75 negative votes.  The trustee will ignore the .75 negative votes and will deliver to the issuer 87,500 affirmative votes and 87,501 negative votes.

Reconstitution events	The depositary trust agreement provides for the automatic distribution of underlying securities from the Internet HOLDRS to you in the following four circumstances:

A. If an issuer of underlying securities no longer has a class of securities registered under section 12 of the Exchange Act, then the trustee will distribute the shares of that company to the owners of the Internet HOLDRS.

B.   If the Securities and Exchange Commission (the “SEC”) finds that an issuer of underlying securities should be registered as an investment company under the Investment Company Act of 1940, and the trustee has actual knowledge of the SEC finding, then its securities will no longer be an underlying security and the trustee will distribute the shares of that company to the owners of the Internet HOLDRS.

C.   If the underlying securities of an issuer cease to be outstanding as a result of a merger, consolidation, or other corporate combination or other event, the trustee will distribute the consideration paid by and received from the acquiring company or the securities received in exchange for the securities of the underlying issuer whose securities cease to be outstanding to the beneficial owners of Internet HOLDRS, only if the distributed securities have a different Standard & Poor’s GICS sector classification than any of the underlying securities represented in the Internet HOLDRS at the time of the distribution or exchange or if the securities received are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System.  In any other case, the additional securities received will be deposited into the trust.

D.   If an issuer’s underlying securities are delisted from trading on a U.S. national securities exchange or through the Nasdaq National Market System and are not listed for trading on another U.S. national securities exchange or through the Nasdaq National Market System within five business days from the date the securities are delisted.

To the extent a distribution of underlying securities from the Internet HOLDRS is required as a result of a reconstitution event, the trustee will deliver the underlying security to you as promptly as practicable after the date that the trustee has knowledge of the occurrence of a reconstitution event.

In addition, securities of a new company will be added to the Internet HOLDRS, as a result of a distribution of securities by an underlying issuer, where a corporate event occurs, or where the securities of an underlying issuer are exchanged for the securities of another company, unless the securities received have a Standard & Poor’s GICS sector classification that is different from the GICS sector classification of any other security then included in the Internet HOLDRS or are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System.

It is anticipated, as a result of the broadly defined Standard & Poor’s GICS sectors, that most distributions or exchanges of securities will result in the inclusion of new securities in Internet HOLDRS.  The trustee will review the Standard & Poor’s GICS sector classifications of securities to determine whether securities received as a result of a distribution by an underlying issuer or as consideration for securities will be included in the Internet HOLDRS or distributed to you.

Standard & Poor’s sector classifications	Standard & Poor’s Corporation is an independent source of market information that, among other things, maintains the Global Industry

Classification Standard, which classifies the securities of public companies into various sector classifications based upon GICS sectors, which are derived from its own criteria.  The GICS classification standards were exclusively effective as of January 2, 2002.  There are 10 Standard & Poor’s GICS sectors and each class of publicly traded securities of a company is given only one GICS sector classification.  The securities included in the Internet HOLDRS are currently represented in the Consumer Discretionary, Financials and Information Technology GICS sectors.  The Standard & Poor’s GICS sector classifications of the securities included in the Internet HOLDRS may change over time if the companies that issued these securities change their focus of operations or if Standard & Poor’s alters the criteria it uses to determine GICS sectors, or both.

Termination events
A.  The Internet HOLDRS are delisted from the NYSE Arca and are not listed for trading on another U.S. national securities exchange or through the Nasdaq National Market System within five business days from the date the Internet HOLDRS are delisted.

B.   The trustee resigns and no successor trustee is appointed within 60 days from the date the trustee provides notice to Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor, of its intent to resign.

C. Beneficial owners of at least 75% of outstanding Internet HOLDRS vote to dissolve and liquidate the trust.

If a termination event occurs, the trustee will distribute the underlying securities as promptly as practicable after the termination event.

Upon termination of the depositary trust agreement and prior to distributing the underlying securities to you, the trustee will charge you a cancellation fee of up to $10.00 per round-lot of 100 Internet HOLDRS surrendered, along with any taxes or other governmental charges, if any.

U.S. federal income tax consequences
The U.S. federal income tax laws will treat a U.S. holder of Internet HOLDRS as directly owning the underlying securities.  The Internet HOLDRS themselves will not result in any U.S. federal tax consequences separate from the tax consequences associated with ownership of the underlying securities.

Listing	The Internet HOLDRS are listed on the NYSE Arca under the symbol “HHH.”

Trading	Investors are only able to acquire, hold, transfer and surrender a round-lot of 100 Internet HOLDRS. Bid and ask prices, however, are quoted per single Internet HOLDR.

Clearance and settlement
Internet HOLDRS have been issued only in book-entry form.  Internet HOLDRS are evidenced by one or more global certificates that the trustee has deposited with The Depository Trust Company, referred to as DTC.  Transfers within DTC will be in accordance with DTC’s usual rules and operating procedures.  For further information see “Description of Internet HOLDRS.”

THE TRUST

General.  This discussion highlights information about the Internet HOLDRS Trust.  You should read this information, information about the depositary trust agreement, as well as the depositary trust agreement and the amendment to the depositary trust agreement, before you purchase Internet HOLDRS.  The material terms of the depositary trust agreement are described in this prospectus under the heading “Description of the Depositary Trust Agreement.”

The Internet HOLDRS Trust.  The trust was formed pursuant to the depositary trust agreement, dated as of September 2, 1999.  The depositary trust agreement was amended on November 22, 2000.  The Bank of New York Mellon is the trustee.  The Internet HOLDRS Trust is not a registered investment company under the Investment Company Act of 1940.

The Internet HOLDRS Trust is intended to hold deposited shares for the benefit of owners of Internet HOLDRS.  The trustee will perform only administrative and ministerial acts.  The property of the trust consists of the underlying securities and all monies or other property, if any, received by the trustee.  The trust will terminate on December 31, 2039, or earlier if a termination event occurs.

DESCRIPTION OF INTERNET HOLDRS

The trust has issued Internet HOLDRS under the depositary trust agreement described in this prospectus under the heading “Description of the Depositary Trust Agreement.” The trust may issue additional Internet HOLDRS on a continuous basis when an investor deposits the requisite underlying securities with the trustee.

You may only acquire, hold, trade and surrender Internet HOLDRS in a round-lot of 100 Internet HOLDRS and round-lot multiples.  The trust will only issue Internet HOLDRS upon the deposit of the whole shares of underlying securities that are represented by a round-lot of 100 Internet HOLDRS.  In the event of a stock split, reverse stock split or other distribution by the issuer of an underlying security that results in a fractional share becoming represented by a round-lot of Internet HOLDRS, the trust may require a minimum of more than one round-lot of 100 Internet HOLDRS for an issuance so that the trust will always receive whole share amounts for issuance of Internet HOLDRS.

Internet HOLDRS will represent your individual and undivided beneficial ownership interest in the specified underlying securities.  The companies selected as part of this receipt program are listed above in the section entitled “Highlights of Internet HOLDRS—The Internet HOLDRS.”

Beneficial owners of Internet HOLDRS will have the same rights and privileges as they would have if they beneficially owned the underlying securities in “street name” outside of the trust.  These include the right of investors to instruct the trustee to vote the common stock, and to receive dividends and other distributions on the underlying securities, if any are declared and paid to the trustee by an issuer of an underlying security, as well as the right to cancel Internet HOLDRS to receive the underlying securities.  See “Description of the Depositary Trust Agreement.” Internet HOLDRS are not intended to change your beneficial ownership in the underlying securities under federal securities laws, including sections 13(d) and 16(a) of the Exchange Act.

The trust will not publish or otherwise calculate the aggregate value of the underlying securities represented by a receipt.  Internet HOLDRS may trade in the secondary market at prices that are lower than the aggregate value of the corresponding underlying securities.  If, in such case, an owner of Internet HOLDRS wishes to realize the dollar value of the underlying securities, that owner will have to cancel the Internet HOLDRS.  Such cancellation will require payment of fees and expenses as described in “Description of the Depositary Trust Agreement—Withdrawal of underlying securities.”

Internet HOLDRS are evidenced by one or more global certificates that the trustee has deposited with DTC and registered in the name of Cede & Co., as nominee for DTC.  Internet HOLDRS are available only in book-entry form.  Owners of Internet HOLDRS may hold their Internet HOLDRS through DTC, if they are participants in DTC, or indirectly through entities that are participants in DTC.

DESCRIPTION OF THE UNDERLYING SECURITIES

Selection criteria.  The underlying securities initially included in the Internet HOLDRS were the common stocks of a group of specified companies that, at the time of initial selection, were involved in various segments of the Internet industry and whose common stock is registered under section 12 of the Exchange Act.  The issuers of the underlying securities were, as of the time of initial selection, among the largest capitalized and most liquid companies involved in the Internet industry as measured by market capitalization and trading volume.

As a result of a reconstitution event, a distribution of securities by an underlying issuer or other event, the Internet HOLDRS may no longer consist exclusively of securities issued by companies involved in the Internet industry.

Underlying securities.  For a list of the underlying securities represented by Internet HOLDRS, please refer to “Highlights of Internet HOLDRS—The Internet HOLDRS.”  The underlying securities may change as a result of a reconstitution event, a distribution of securities by an underlying issuer or other event.

No investigation.  The trust, the trustee Merrill Lynch, Pierce, Fenner & Smith Incorporated and any affiliate of these entities, have not performed any investigation or review of the selected companies, including the public filings by the companies.  Accordingly, before you acquire Internet HOLDRS, you should consider publicly available financial and other information about the issuers of the underlying securities.  See “Risk Factors” and “Where You Can Find More Information.”  Investors and market participants should not conclude that the inclusion of a company in the list is any form of investment recommendation of that company by the trust, the trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and any of their respective affiliates.

General background and historical information.  For a brief description of the business of each of the issuers of the underlying securities and monthly pricing information showing the historical performance of each underlying issuer’s securities see “Annex A.”

The following table and graph set forth the composite performance of all of the 11 underlying securities currently represented by a single Internet HOLDR, measured at the close of the business day on March 30, 1999, and thereafter as of the end of each month through February 27, 2009.  The performance table and graph data are adjusted for any splits that may have occurred over the measurement period.  Past performance of the underlying securities are not necessarily indicative of future values.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price
March 30	97.40	January 31	115.11	January 31	45.87	January 31	30.49
March 31	99.07	February 29	117.70	February 28	34.95	February 28	27.38
April 30	116.78	March 31	125.44	March 30	30.67	March 28	29.08
May 28	92.20	April 28	100.61	April 30	39.78	April 30	25.22
June 30	93.41	May 31	83.48	May 31	41.90	May 31	25.84
July 30	74.19	June 30	83.93	June 29	43.17	June 28	23.64
August 31	76.73	July 31	80.89	July 31	38.23	July 31	20.06
September 30	89.02	August 31	87.47	August 31	31.40	August 30	20.11
October 29	92.20	September 29	73.51	September 28	26.37	September 30	18.90
November 30	109.68	October 31	57.48	October 31	27.81	October 31	23.98
December 31	139.45	November 30	40.94	November 30	33.84	November 29	27.38
		December 29	32.52	December 31	33.32	December 31	24.25

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January 31	25.35	January 30	50.26	January 31	59.13	January 31	62.06
February 28	26.25	February 27	48.60	February 28	56.36	February 28	58.24
March 31	28.43	March 31	49.62	March 31	54.30	March 31	57.63
April 30	31.40	April 30	52.05	April 29	51.11	April 28	55.49
May 30	36.60	May 28	58.11	May 31	57.37	May 31	53.50
June 30	38.15	June 30	63.27	June 30	53.04	June 30	53.08
July 31	38.99	July 30	53.65	July 29	59.55	July 31	44.88
August 29	41.62	August 31	54.30	August 31	58.88	August 31	48.72
September 30	41.53	September 30	58.84	September 30	60.45	September 29	48.31
October 31	45.78	October 29	60.93	October 31	60.38	October 31	52.61
November 28	45.76	November 30	67.36	November 30	66.46	November 30	53.72
December 31	49.26	December 31	70.24	December 30	64.72	December 29	52.06

2007	Closing Price	2008	Closing Price	2009	Closing Price
January 31	54.73	January 31	50.38	January 30	31.16
February 28	55.21	February 29	52.11	February 27	31.67
March 30	55.47	March 31	54.83
April 30	58.97	April 30	56.79
May 31	61.43	May 30	57.24
June 29	59.74	June 30	50.18
July 31	58.03	July 31	49.20
August 31	58.65	August 29	50.77
September 28	65.02	September 30	44.39
October 31	65.47	October 31	33.67
November 30	60.89	November 28	28.83
December 31	58.89	December 31	31.93

DESCRIPTION OF THE DEPOSITARY TRUST AGREEMENT

General.  The depositary trust agreement, dated as of September 2, 1999, among Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of New York Mellon, as trustee, other depositors and the owners of the Internet HOLDRS, provides that Internet HOLDRS will represent an owner’s undivided beneficial ownership interest in the common stock of the underlying companies.  The depositary trust agreement was amended on November 22, 2000 to modify the reconstitution events, as described below.

The trustee.  The Bank of New York Mellon serves as trustee for Internet HOLDRS.  On July 1, 2007, the Bank of New York Company, Inc. and Mellon Financial Corporation merged into The Bank of New York Mellon Corporation or The Bank of New York Mellon.  The Bank of New York Mellon, a New York state-chartered banking organization, is a provider of financial services for institutions, corporations and high net-worth individuals, providing asset and wealth management, asset servicing, issuer services, clearing and execution services and treasury services.

Issuance, transfer and surrender of Internet HOLDRS.  You may create and cancel Internet HOLDRS only in round-lots of 100 Internet HOLDRS.  You may create Internet HOLDRS by delivering to the trustee the requisite underlying securities.  The trust will only issue Internet HOLDRS upon the deposit of the whole shares represented by a round-lot of 100 Internet HOLDRS.  In the event that a fractional share comes to be represented by a round-lot of Internet HOLDRS, the trust may require a minimum of more than one round-lot of 100 Internet HOLDRS for an issuance so that the trust will always receive whole share amounts for issuance of Internet HOLDRS.  Similarly, you must surrender Internet HOLDRS in integral multiples of 100 Internet HOLDRS to withdraw deposited shares from the trust.  The trustee will not deliver fractional shares of underlying securities, and to the extent that any cancellation of Internet HOLDRS would otherwise require the delivery of fractional shares, the trust will deliver cash in lieu of such shares.  You may request withdrawal of your deposited shares during the trustee’s normal business hours.  The trustee expects that in most cases it will deliver your deposited shares within one business day of your withdrawal request.

Voting rights.  You will receive proxy soliciting materials provided by issuers of the deposited shares so as to permit you to give the trustee instructions as to how to vote on matters to be considered at any annual or special meetings held by issuers of the underlying securities.

Under the depositary trust agreement, any beneficial owner of Internet HOLDRS, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, owning Internet HOLDRS for its own proprietary account as principal, will have the right to vote to dissolve and liquidate the trust.

Distributions.  You will be entitled to receive, net of trustee fees, distributions of cash, including dividends, securities or property, if any, made with respect to the underlying securities.  The trustee will use its reasonable efforts to ensure that it distributes these distributions as promptly as practicable after the date on which it receives the distribution.  Therefore, you may receive your distributions substantially later than you would have had you held the underlying securities directly.  Any distributions of securities by an issuer of underlying securities will be deposited into the trust and will become part of the Internet HOLDRS unless such securities are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System or such securities have a different Standard & Poor’s GICS sector classification than any of the underlying securities in the Internet HOLDRS at the time of the distribution of such securities.  In addition, if the issuer of underlying securities offers rights to acquire additional underlying securities or other securities, the rights will be distributed to you through the trustee, if practicable, and if the rights and the securities that those rights relate to are exempt from registration or are registered under the Securities Act of 1933, as amended (the “Securities Act”).  Otherwise, if practicable, the rights will be disposed of and the net proceeds distributed to you by the trustee.  In all other cases, the rights will lapse.

You will be obligated to pay any tax or other charge that may become due with respect to Internet HOLDRS.  The trustee may deduct the amount of any tax or other governmental charge from a distribution before making payment to you.  In addition, the trustee will deduct its quarterly custody fee of $2.00 for each round-lot of 100 Internet HOLDRS from quarterly dividends, if any, paid to the trustee by the issuers of the underlying securities.  With respect to the aggregate custody fee payable in any calendar year for each Internet HOLDR, the trustee will waive that portion of the fee which exceeds the total cash dividends and other cash distributions received, or to be received, and payable with respect to such calendar year.

Record dates.  With respect to dividend payments and voting instructions, the trustee expects to fix the trust’s record dates as close as possible to the record date fixed by the issuer of the underlying securities.

Shareholder communications.  The trustee promptly will forward to you all shareholder communications that it receives from issuers of the underlying securities.

Withdrawal of underlying securities.  You may surrender your Internet HOLDRS and receive underlying securities during the trustee’s normal business hours and upon the payment of applicable fees, taxes or governmental charges, if any.  You should receive your underlying securities no later than the business day after the trustee receives your request.  If you surrender Internet HOLDRS in order to receive underlying securities, you will pay to the trustee a cancellation fee of up to $10.00 per round-lot of 100 Internet HOLDRS.

Further issuances of Internet HOLDRS.  The depositary trust agreement provides for further issuances of Internet HOLDRS on a continuous basis without your consent.

Reconstitution events.  The depositary trust agreement provides for the automatic distribution of underlying securities from Internet HOLDRS to you in the following four circumstances:

A.
If an issuer of underlying securities no longer has a class of common stock registered under section 12 of the Exchange Act, then its securities will no longer be an underlying security and the trustee will distribute the shares of that company to the owners of the Internet HOLDRS.

B.
If the SEC finds that an issuer of underlying securities should be registered as an investment company under the Investment Company Act of 1940, and the trustee has actual knowledge of the SEC finding, then the trustee will distribute the shares of that company to the owners of the Internet HOLDRS.

C.
If the underlying securities of an issuer cease to be outstanding as a result of a merger, consolidation, corporate combination or other event, the trustee will distribute the consideration paid by and received from the acquiring company to the beneficial owners of Internet HOLDRS, only if the distributed securities have a different Standard & Poor’s GICS sector classification than any of the underlying securities represented in the Internet HOLDRS at the time of the distribution or exchange or if the securities received are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System. In any other case, the additional securities received as consideration will be deposited into the trust.

D.
If an issuer’s underlying securities are delisted from trading on a U.S. national securities exchange or through the Nasdaq National Market System and are not listed for trading on another U.S. national securities exchange or through the Nasdaq National Market System within five business days from the date such securities are delisted.

To the extent a distribution of underlying securities is required as a result of a reconstitution event, the trustee will deliver the underlying security to you as promptly as practicable after the date that the trustee has knowledge of the occurrence of a reconstitution event.

As provided in the depositary trust agreement, securities of a new company will be added to the Internet HOLDRS, as a result of a distribution of securities by an underlying issuer or where an event occurs, such as a merger, where the securities of an underlying issuer are exchanged for the securities of another company, unless the securities received have a different Standard & Poor’s GICS sector classification than any of the underlying securities represented in the Internet HOLDRS or if the securities received are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System.

It is anticipated, as a result of the broadly defined GICS sectors, that most distributions or exchanges of securities will result in the inclusion of new securities in the Internet HOLDRS.  The trustee will review the Standard & Poor’s GICS sector classifications of securities to determine whether securities received as a result of a distribution by an underlying issuer or as consideration for securities included in the Internet HOLDRS will be distributed from the Internet HOLDRS to you.

Standard & Poor’s sector classifications.  Standard & Poor’s Corporation is an independent source of market information that, among other things, maintains the Global Industry Classification Standard, which classifies the securities of public companies into various sector classifications based upon GICS sectors, which are derived from its own criteria.  There are 10 Standard & Poor’s GICS sector classifications and each class of publicly traded securities of a company is given only one GICS sector classification.  The securities included in the Internet HOLDRS are currently represented in the Consumer Cyclicals, Consumer Staples, Financials and Technology sectors.  The Standard & Poor’s GICS sector classifications of the securities included in the Internet HOLDRS may change over time if the companies that issued these securities change their focus of operations or if Standard & Poor’s alters the criteria it uses to determine GICS sectors, or both.

Termination of the trust.  The trust will terminate if the trustee resigns and no successor trustee is appointed by Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor, within 60 days from the date the trustee provides notice to the initial depositor of its intent to resign.  Upon termination, the beneficial owners of Internet HOLDRS will surrender their Internet HOLDRS as provided in the depositary trust agreement, including payment of any fees of the trustee or applicable taxes or governmental charges due in connection with delivery to the owners of the underlying securities.  The trust also will terminate if Internet HOLDRS are delisted from the NYSE Arca and are not listed for trading on another U.S. national securities exchange or through the Nasdaq National Market System within five business days from the date the Internet HOLDRS are delisted.  Finally, the trust will terminate if 75% of the owners of outstanding Internet HOLDRS, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, vote to dissolve and liquidate the trust.

If a termination event occurs, the trustee will distribute the underlying securities to you as promptly as practicable after the termination event occurs.

Amendment of the depositary trust agreement.  The trustee and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor, may amend any provisions of the depositary trust agreement without the consent of any other depositor or any of the owners of the Internet HOLDRS.  Promptly after the execution of any amendment to the agreement, the trustee must furnish or cause to be furnished written notification of the substance of the amendment to each owner of Internet HOLDRS.  Any amendment that imposes or increases any fees or charges, subject to exceptions, or that otherwise prejudices any substantial existing right of the owners of Internet HOLDRS will not become effective until 30 days after notice of the amendment is given to the owners of Internet HOLDRS.

Issuance and cancellation fees.  If you wish to create Internet HOLDRS by delivering to the trust the requisite underlying securities, the trustee will charge you an issuance fee of up to $10.00 for each round-lot of 100 Internet HOLDRS.  If you wish to cancel your Internet HOLDRS and withdraw your underlying securities, the trustee will charge you a cancellation fee of up to $10.00 for each round-lot of 100 Internet HOLDRS issued.  The trustee may negotiate either of these fees depending on the volume, frequency and size of the issuance or cancellation transactions.

Commissions.  If you choose to create Internet HOLDRS you will be responsible for paying any sales commissions associated with your purchase of the underlying securities that is charged by your broker, whether it be Merrill Lynch, Pierce, Fenner & Smith Incorporated or another broker, in addition to the issuance fee described above.

Custody fees.  The Bank of New York Mellon, as trustee and as custodian, will charge you a quarterly custody fee of $2.00 for each round-lot of 100 Internet HOLDRS to be deducted from any dividend payments or other cash distributions on underlying securities received by the trustee.  With respect to the aggregate custody fee payable in any calendar year for each Internet HOLDR, the trustee will waive that portion of the fee which exceeds the total cash dividends and other cash distributions received, or to be received, and payable with respect to such calendar year.  The trustee cannot recapture unpaid custody fees from prior years.

Address of the trustee.  The Bank of New York Mellon, ADR Division, 101 Barclay Street, New York, New York 10286.

Governing law.  The depositary trust agreement and the Internet HOLDRS are governed by the laws of the State of New York.  The trustee will provide the depositary trust agreement to any owner of the underlying securities free of charge upon written request.

Duties and immunities of the trustee.  The trustee assumes no responsibility or liability for, and makes no representations as to, the validity or sufficiency, or as to the accuracy of the recitals, if any, set forth in the Internet HOLDRS.

The trustee has undertaken to perform only those duties as are specifically set forth in the depositary trust agreement.  Subject to the preceding sentence, the trustee will be liable for its own negligence or misconduct except for good faith errors in judgment so long as the trustee was not negligent in ascertaining the relevant facts.

U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following discussion represents the opinion of Shearman & Sterling LLP, our special U.S. federal income tax counsel, as to the principal U.S. federal income tax consequences relating to the Internet HOLDRS for receipt holders.  A “U.S. receipt holder” is a receipt holder that is:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if either (i) it is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “non-U.S. receipt holder” is a receipt holder that is an individual, a corporation, an estate or a trust that is neither a U.S. receipt holder nor a partnership (or entity treated as a partnership) for U.S. federal income tax purposes.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds Internet HOLDRS, the tax treatment of the partnership and each partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships acquiring Internet HOLDRS, and partners in such partnerships, should consult their tax advisors.

This discussion is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change or differing interpretations, possibly on a retroactive basis.  The discussion does not deal with all U.S. federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules, such as (without limitation) tax-exempt entities, banks, U.S. receipt holders that directly or indirectly own 10% or more of the voting stock of an issuer of the underlying securities, dealers in securities, U.S. receipt holders whose functional currency is not the U.S. dollar, investors who acquire or hold any Internet HOLDRS as part of a conversion transaction, straddle or hedging or other integrated transaction, certain former citizens and residents of the United States and persons subject to U.S. estate, gift or alternative minimum tax.  In addition, this discussion generally is limited to investors who will hold the Internet HOLDRS as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  Moreover, this discussion does not address Internet HOLDRS held by a partnership or other flow through entity for U.S. federal income tax purposes.  We recommend that you consult with your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Taxation of the trust

The trust will provide for flow through tax consequences as it will be treated as a grantor trust or custodial arrangement for U.S. federal income tax purposes.

Taxation of Internet HOLDRS

A U.S. receipt holder purchasing and owning Internet HOLDRS will be treated, for U.S. federal income tax purposes, as directly owning a proportionate share of the underlying securities represented by Internet HOLDRS.  Consequently, if there is a taxable cash distribution on an underlying security, a U.S. receipt holder will recognize income with respect to the distribution at the time the distribution is received by the trustee, not at the time that the U.S. receipt holder receives the cash distribution from the trustee.

Qualified dividend income received in respect of Internet HOLDRS by U.S. receipt holders who are individuals, trusts and estates will be eligible for U.S. federal income taxation at preferential rates, which are currently scheduled to expire on December 31, 2010.  Qualified dividend income includes dividends received from domestic corporations and “qualified foreign corporations,” as such term is defined below under “Special considerations with respect to underlying securities of foreign issuers.”  In order for such dividends to qualify for the preferential rates, specific minimum holding period requirements must be met, and for this purpose, a U.S. receipt holder’s holding period with respect to an underlying security may be tolled for any period in which such U.S. receipt holder has diminished its risk of loss in respect of such security by, for example, entering into a hedging transaction.  Special rules apply to a U.S. receipt holder who leverages its investment in Internet HOLDRS.  U.S. receipt holders that are corporations may be eligible for a dividends-received deduction in respect of dividends received from domestic corporations.

A U.S. receipt holder will determine its initial tax basis in each of the underlying securities by allocating the purchase price for the Internet HOLDRS among the underlying securities based on their relative fair market values at the time of purchase.  Similarly, when a U.S. receipt holder sells Internet HOLDRS, it will determine the amount realized with respect to each security by allocating the sales price among the underlying securities based on their relative fair market values at the time of sale.  A U.S. receipt holder’s gain or loss with respect to each security will be computed by subtracting its adjusted basis in the security from the amount realized on the security.  With respect to purchases of Internet HOLDRS for cash in the secondary market, a U.S. receipt holder’s aggregate tax basis in each of the underlying securities will be equal to the purchase price of the Internet HOLDRS.  Similarly, with respect to sales of Internet HOLDRS for cash in the secondary market, the amount realized with respect to a sale of Internet HOLDRS will be equal to the aggregate amount realized with respect to each of the underlying securities.

The distribution of any securities by the trust upon the surrender of Internet HOLDRS, the occurrence of a reconstitution event or a termination event will not be a taxable event, except to the extent that cash is distributed in lieu of fractional shares.  Gain or loss with respect to fractional shares shall be computed by allocating a portion of the aggregate tax basis of the distributed securities to such fractional shares.  The U.S. receipt holder’s aggregate tax basis with respect to the distributed securities will be the same as when held through the trust, less any tax basis allocated to fractional shares.  The U.S. receipt holder’s holding period with respect to the distributed securities will include the period that the U.S. receipt holder held the securities through the trust.

Brokerage fees and custodian fees

The brokerage fee incurred in purchasing a receipt will be treated as part of the cost of the underlying securities.  Accordingly, a U.S. receipt holder includes this fee in its tax basis in the underlying securities.  A U.S. receipt holder will allocate the brokerage fee among the underlying securities using either a fair market value allocation or pro rata based on the number of shares of each underlying security.  Similarly, the brokerage fee incurred in selling Internet HOLDRS will reduce the amount realized with respect to the underlying securities.

A U.S. receipt holder will be required to include in its income the full amount of dividends paid on the underlying securities, even though the depositary trust agreement provides that the custodian fees will be deducted directly from any dividends paid.  These custodian fees will be treated as an expense incurred in connection with a U.S. receipt holder’s investment in the underlying securities and may be deductible.  If a U.S. receipt holder is an individual, estate or trust, however, the deduction of its share of custodian fees will be a miscellaneous itemized deduction that may be disallowed in whole or in part.

Special considerations with respect to underlying securities of foreign issuers

If any of the underlying securities are securities of foreign issuers, the gross amount of any taxable cash distribution generally will not be eligible for the dividends-received deduction provided to corporations.

Dividends received by certain U.S. receipt holders from an issuer of underlying securities that is a “qualified foreign corporation” will be eligible for U.S. federal income taxation at the preferential rates for dividends mentioned above.  A qualified foreign corporation includes:

•
a foreign corporation that is eligible for the benefits of a comprehensive U.S. income tax treaty, which the Secretary of the Treasury determines to be satisfactory and that includes an exchange of information program;

•	a foreign corporation if the stock to which the dividend is paid is readily tradable on an established market in the United States (which includes the NYSE Arca); and

•	a corporation that is incorporated in a possession of the United States;

but will not include a passive foreign investment company (a “PFIC”).

If a foreign issuer pays a dividend in a currency other than in U.S. dollars, the amount of the dividend for U.S. federal income tax purposes will be the U.S. dollar value (determined at the spot rate on the date of the payment) regardless of whether the payment is later converted into U.S. dollars.  In this case, the U.S. receipt holder may recognize ordinary income or loss as a result of currency fluctuations between the date on which the dividend is paid and the date the dividend amount is converted into U.S. dollars.

Subject to certain conditions and limitations, any foreign income tax withheld on dividends may be deducted from taxable income (provided the U.S. receipt holder does not elect to claim a credit for any foreign income taxes paid or accrued during that taxable year) or credited against a U.S. receipt holder’s U.S. federal income tax liability.  The limitation on foreign income taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income.  For this purpose, dividends distributed by a foreign issuer generally will constitute “passive category income.” For purposes of the U.S. foreign tax credit limitation, dividends received by a U.S. receipt holder with respect to an underlying security of a foreign issuer generally will be treated as foreign-source income while any gain or loss recognized from the sale of such security generally will be treated as from sources within the United States.  Accordingly, if any foreign income taxes are withheld upon the sale of an underlying security of a foreign issuer, the availability of foreign tax credits with respect to such taxes may be limited unless the U.S. receipt holder has other foreign-source income.  The rules relating to the determination of the foreign tax credit are complex and we recommend that U.S. receipt holders consult their own tax advisors to determine whether and to what extent a credit would be available.

Dividends and distributions made by a foreign issuer may be subject to a foreign withholding tax.  Some foreign issuers may make arrangements through which holders of their American depositary shares or global shares can apply for a refund of withheld taxes.  With respect to these issuers, U.S. receipt holders of Internet HOLDRS may be able to use these arrangements to apply for a refund of withheld taxes.  In some cases, however, the U.S. receipt holders of Internet HOLDRS may have to apply independently to a foreign tax authority for a refund of withheld taxes.

Furthermore, special U.S. federal income tax rules apply to U.S. persons owning shares of a PFIC.  At the time the Internet HOLDRS were originally issued, the Initial Depositor was not aware that any of the foreign issuers of the underlying securities was a PFIC.  The Initial Depositor and the trustee do not undertake to review, periodically or otherwise, or make inquiries regarding the PFIC status of the underlying issuers or to notify the U.S. receipt holders of such status, and no assurances can be made that the applicable tax law or other relevant circumstances will not change in a manner that affects the PFIC determination.  A foreign corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules, either:

•	at least 75% of its gross income is “passive income;” or

•	on average at least 50% of the gross value of its assets is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents and gains from commodities and securities transactions.

If a corporation were classified as a PFIC, a U.S. receipt holder could be subject to increased tax liability, possibly including an interest charge, upon the sale or other disposition of the Internet HOLDRS or of the underlying securities or upon the receipt of “excess distributions.”  To avoid the interest charge provisions described in the preceding sentence, a U.S. receipt holder may be able to make one of certain elections (to the extent available under specific rules and, if applicable, the underlying issuer provides certain requisite information) including an election to be taxed currently on its pro rata portion of the corporation’s income.  If such an election were made, a U.S. receipt holder would be required to include its pro rata share of the corporation’s income whether or not the income was distributed in the form of dividends or otherwise.

We recommend that U.S. receipt holders consult their independent tax advisors regarding the application of the PFIC rules to their purchase, ownership and disposition of the Internet HOLDRS, including the advisability and feasibility of making any elections thereunder.

U.S. receipt holders also would be required to file IRS Form 8621 in any year in which at least one of the underlying issuers is classified as a PFIC.

Non-U.S. receipt holders

A non-U.S. receipt holder generally will be subject to U.S. withholding tax at a rate of 30% or a lower rate as may be specified by an applicable tax treaty with respect to dividends received on underlying securities of U.S. issuers.  A non-U.S. receipt holder who wishes to claim a reduction in withholding under the benefit of an applicable tax treaty must comply with certification requirements.  However, if that income is effectively connected with a U.S. trade or business conducted by the non-U.S. receipt holder or, where a tax treaty applies, is attributable to a permanent establishment maintained in the United States by the non-U.S. receipt holder, then those dividends will be exempt from withholding tax, provided the non-U.S. receipt holder complies with applicable certification requirements.

A non-U.S. receipt holder generally will not be subject to U.S. federal income or withholding tax with respect to dividends received on any underlying securities of a foreign issuer, unless that income is effectively connected with a U.S. trade or business conducted by the non-U.S. receipt holder or, where a tax treaty applies, is attributable to a permanent establishment maintained in the United States by the non-U.S. receipt holder.

With respect to dividends of U.S. and any foreign issuers, a non-U.S. receipt holder’s dividends that are effectively connected with a U.S. trade or business or, where a tax treaty applies, dividends attributable to a U.S. permanent establishment generally will be subject to U.S. federal income taxation on a net income basis at the same graduated rates applicable to U.S. persons.  In addition to this graduated tax, effectively connected dividends or, where a tax treaty applies, dividends attributable to a U.S. permanent establishment received by a corporate non-U.S. receipt holder may also be subject to a branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable tax treaty.  Under some circumstances, a corporate non-U.S. receipt holder whose dividends are effectively connected or attributable to a U.S. permanent establishment may be entitled to a dividends-received deduction equal to 70% or 80% of the amount of the dividend.

A non-U.S. receipt holder that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service (the “IRS”).

A non-U.S. receipt holder generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized upon the sale or other disposition of Internet HOLDRS or of the underlying securities unless:

•
in the case of any gain realized by an individual non-U.S. receipt holder, the non-U.S. receipt holder is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met;

•
that gain is effectively connected with a U.S. trade or business conducted by the non-U.S. receipt holder or, where a tax treaty applies, is attributable to a permanent establishment maintained in the United States by the non-U.S. receipt holder; or

•
the underlying securities issuer is or has been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period during which the non-U.S. receipt holder held the common stock of such issuer and (a) the common stock is not considered to be “regularly traded on an established securities market” or (b) the non-U.S. receipt holder owned, actually or constructively, at any time during the shorter of the periods described above, more than 5% of the common stock of such issuer.

It is expected that the underlying securities are currently “regularly traded on an established securities market” although no assurances can be made that the securities will continue to be so traded.

A non-U.S. receipt holder described in the first bullet point above will be subject to U.S. federal income tax with respect to such gain at a rate of 30% (or lower applicable treaty rate), which gain may be offset by certain losses.  A non-U.S. receipt holder described in the second or third bullet points above will be subject to U.S. federal income tax with respect to such gain on a net income basis at the applicable graduated individual or corporate rates (and, in the case of a corporate non-U.S. receipt holder, may also be subject to a 30% branch profits tax, subject to reduction by an applicable income tax treaty).

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with dividend payments made with respect to the underlying securities, or the proceeds of the sale or other disposition of the Internet HOLDRS (or the underlying securities).  If you are a U.S. receipt holder, you will be subject to U.S. backup withholding tax at the applicable rate on these payments unless you are an exempt holder (such as a corporation or tax exempt entity) or provide your taxpayer identification number to the paying agent and comply with certain certification procedures.  If you are a non-U.S. receipt holder, you may have to comply with certification procedures to establish that you are not a U.S. person in order to avoid the information reporting and backup withholding tax requirements.  However, payments of dividends to non-U.S. receipt holders will be reported to the IRS even if such payments are not otherwise subject to the information reporting requirements.

The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS on a timely basis.

The preceding discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of a non-U.S. receipt holder’s or an issuer’s particular facts and circumstances.  We recommend that investors consult their own tax advisors.

ERISA CONSIDERATIONS

Any plan fiduciary which proposes to have a plan acquire Internet HOLDRS should consult with its counsel with respect to the potential applicability of the prohibited transaction provisions of ERISA and the Internal Revenue Code to this investment, and whether any exemption would be applicable and determine on its own whether all conditions have been satisfied.  Moreover, each plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an acquisition of Internet HOLDRS is appropriate for the plan, taking into account the overall investment policy of the plan and the composition of the plan’s investment portfolio.

PLAN OF DISTRIBUTION

In accordance with the depositary trust agreement, the trust issued Internet HOLDRS to Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Merrill Lynch, Pierce, Fenner & Smith Incorporated has deposited the underlying securities to receive Internet HOLDRS.  The trust delivered the initial distribution of Internet HOLDRS against deposit of the underlying securities in New York, New York on approximately February 11, 2001.

Investors who purchase Internet HOLDRS through a fee-based brokerage account will pay fees charged by the brokerage account.  We recommend that investors review the terms of their brokerage accounts for details on applicable charges.

Merrill Lynch, Pierce, Fenner & Smith Incorporated has from time to time provided investment banking and other financial services to some of the issuers of the underlying securities and expects in the future to provide these services, for which they have received and will receive customary fees and commissions.  Merrill Lynch, Pierce, Fenner & Smith Incorporated also may have served as counterparty in other transactions with some of the issuers of the underlying securities.

Merrill Lynch, Pierce, Fenner & Smith Incorporated has used and may continue to use this prospectus, as updated from time to time, in connection with offers and sales related to market-making transactions in the Internet HOLDRS.  Merrill Lynch, Pierce, Fenner & Smith Incorporated may act as principal or agent in these transactions.  Market-making sales will be made at prices related to prevailing market prices at the time of sale.

Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to indemnify the trustee against some civil liabilities related to acts performed or not performed by the trustee in accordance with the depositary trust agreement or periodic reports filed or not filed with the SEC with respect to the Internet HOLDRS.  Should a court determine not to enforce the indemnification provision, Merrill Lynch, Pierce, Fenner & Smith Incorporated also has agreed to contribute to payments the trustee may be required to make with respect to these liabilities.

LEGAL MATTERS

Legal matters, including the validity of the Internet HOLDRS, were passed upon for Merrill Lynch, Pierce, Fenner & Smith Incorporated, the initial depositor and the underwriter in connection with the initial offering of Internet HOLDRS, by Shearman & Sterling LLP, New York, New York.  Shearman & Sterling LLP, as special U.S. tax counsel to the trust, also rendered an opinion regarding the material U.S. federal income tax consequences relating to the Internet HOLDRS.

WHERE YOU CAN FIND MORE INFORMATION

Merrill Lynch, Pierce, Fenner & Smith Incorporated has filed a registration statement on Form S-1 with the SEC covering the Internet HOLDRS.  While this prospectus is a part of the registration statement, it does not contain all the exhibits filed as part of the registration statement.  You should consider reviewing the full text of those exhibits.

The registration statement is available over the Internet at the SEC’s Web site at http://www.sec.gov.  You also may read and copy the registration statement at the SEC’s public reference rooms in Washington, D.C.  Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.  Merrill Lynch, Pierce, Fenner & Smith Incorporated will not file any reports pursuant to the Exchange Act.  The trust will file modified reports pursuant to the Exchange Act.

Since the securities of the issuers of the underlying securities are registered under the Exchange Act, the issuers of the underlying securities are required to file periodically financial and other information specified by the SEC.

For more information about the issuers of the underlying securities, information provided to or filed with the SEC by the issuers of the underlying securities with respect to their registered securities can be inspected at the SEC’s public reference facilities or accessed through the SEC’s Web site referenced above.  However, some of the issuers of the underlying securities may be considered foreign issuers.  The requirements for filing periodic financial and other information for foreign issuers differ from that of domestic issuers.  In particular, foreign issuers are not required to file quarterly reports with the SEC and are not required to file periodic financial and other information on EDGAR.  Therefore, this information may not be accessible through the SEC’s Web site.  Information regarding the issuers of the underlying securities may also be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information.

The trust and Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates are not affiliated with the issuers of the underlying securities, and the issuers of the underlying securities have no obligations with respect to Internet HOLDRS.  This prospectus relates only to Internet HOLDRS and does not relate to the other securities of the issuers of the underlying securities.  The information in this prospectus regarding the issuers of the underlying securities has been derived from the publicly available documents described in the preceding paragraph.  We have not participated in the preparation of these documents or made any due diligence inquiries with respect to the issuers of the underlying securities in connection with Internet HOLDRS.  We make no representation that these publicly available documents or any other publicly available information regarding the issuers of the underlying securities are accurate or complete.  Furthermore, we cannot assure you that all events occurring prior to the date of this prospectus, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph, that would affect the trading price of the securities of the issuers of the underlying securities, and therefore the offering and trading prices of the Internet HOLDRS have been publicly disclosed.

ANNEX A

This annex forms an integral part of the prospectus.

The following tables provide a brief description of the business of each of the issuers of the underlying securities and set forth the split-adjusted closing market prices, as reported on the applicable primary trading market, of each of the underlying securities in each month during 2004, 2005, 2006, 2007 and 2008, through February 27, 2009.  The historical prices of the underlying securities should not be taken as an indication of future performance.

AMAZON.COM, INC. (AMZN)

Amazon.com, Inc. operates retail Web sites, as well as provides programs that enable third parties to sell products on its Web sites. The company sources and sells a range of products to its customers. It offers Amazon Marketplace and Merchants programs, which enable third parties to sell their products on its Web sites, allow customers to shop for products owned by third parties using its features and technologies, and enable individuals to complete transactions that include multiple sellers in a single checkout process. The company, together with third parties, sells various product categories, such as books, music, DVDs, unbox video downloads, VHS, magazines and newspapers, video games, software, amazon shorts, electronics, audio and video, cameras and photos, cell phones and service, computers and PC hardware, and various home improvement products. Its retail Web sites include amazon.com, amazon.ca, amazon.de, amazon.fr, amazon.co.jp, amazon.co.uk, joyo.com, shopbop.com, and endless.com. The company also provides merchant services for third-party retailers, marketing and promotional services, and Web services comprising Amazon simple storage service, Amazon elastic compute cloud, Amazon simple queue service, Amazon mechanical turk, and Amazon e-commerce service for developers. In addition, it operates other Web sites, including a9.com and alexa.com that enable search and navigation, and www.imdb.com, a movie database.

	Closing		Closing		Closing		Closing		Closing		Closing
2004	Price	2005	Price	2006	Price	2007	Price	2008	Price	2009	Price

January	50.40	January	43.22	January	44.82	January	37.67	January	77.70	January	58.82
February	43.01	February	35.18	February	37.44	February	39.14	February	64.47	February	64.79
March	43.28	March	34.27	March	36.53	March	39.79	March	71.30
April	43.60	April	32.36	April	35.21	April	61.33	April	78.63
May	48.50	May	35.51	May	34.61	May	69.14	May	81.62
June	54.40	June	33.09	June	38.68	June	68.41	June	73.33
July	38.92	July	45.15	July	26.89	July	78.54	July	76.34
August	38.14	August	42.70	August	30.83	August	79.91	August	80.81
September	40.86	September	45.30	September	32.12	September	93.15	September	72.76
October	34.13	October	39.86	October	38.09	October	89.15	October	57.24
November	39.68	November	48.46	November	40.34	November	90.56	November	42.70
December	44.29	December	47.15	December	39.46	December	92.64	December	51.28

EARTHLINK, INC. (ELNK)

EarthLink, Inc. provides Internet Protocol (IP) based access and communications services to individual consumers and business customers in the United States. Its service offerings include narrowband access, including premium dial-up Internet access and value dial-up Internet access, broadband access through digital subscriber lines, municipal wireless broadband, IP-based voice, and business services, advertising and various other services such as security, Web acceleration, and Internet call waiting.

2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price

January	9.45	January	10.03	January	11.42	January	7.31	January	6.81	January	7.53
February	9.13	February	8.73	February	9.92	February	7.12	February	7.23	February	6.30
March	8.87	March	9.00	March	9.55	March	7.35	March	7.55
April	9.19	April	9.18	April	9.09	April	7.66	April	9.13
May	10.04	May	10.58	May	8.33	May	8.28	May	9.60
June	10.35	June	8.66	June	8.66	June	7.47	June	8.65
July	9.87	July	9.53	July	7.21	July	6.95	July	9.00
August	10.01	August	9.76	August	7.35	August	7.62	August	9.32
September	10.30	September	10.70	September	7.28	September	7.92	September	8.50
October	10.33	October	11.01	October	7.02	October	7.91	October	6.90
November	10.84	November	11.38	November	6.51	November	6.79	November	6.66
December	11.52	December	11.11	December	7.10	December	7.07	December	6.76

eBAY INC. (EBAY)

eBay Inc. provides online marketplaces for the sale of goods and services, online payments services, and online communication offerings to a diverse community of individuals and businesses in the United States and internationally. It operates in three segments: Marketplaces, Payments, and Communications. Marketplaces segment provides the infrastructure to enable online commerce in various platforms, including the traditional eBay.com platform, as well as other online platforms, such as Shopping.com, Kijiji, Gumtree.com, LoQUo.com, Intoko, Marktplaats.nl, mobile.de., and Rent.com. Payments segment offers PayPal, a payments platform that enables individuals or businesses with an email address to send and receive payments online. Its services include joining the network, verification of its PayPal’s account holders, withdrawing money, and trust and safety programs. Communications segment consists of Skype, an Internet communication product that enables voice over Internet protocol calls between Skype users, as well as provides Skype users connectivity to traditional fixed-line and mobile telephones.

2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price

January	33.47	January	40.75	January	43.10	January	32.39	January	26.89	January	12.02
February	34.35	February	42.84	February	40.06	February	32.06	February	26.36	February	10.87
March	34.64	March	37.26	March	39.00	March	33.15	March	29.84
April	40.02	April	31.71	April	34.41	April	33.94	April	31.29
May	44.40	May	38.00	May	32.81	May	32.56	May	30.01
June	45.98	June	33.01	June	29.29	June	32.18	June	27.33
July	39.17	July	41.78	July	24.07	July	32.40	July	25.17
August	43.27	August	40.49	August	27.82	August	34.10	August	24.93
September	45.97	September	41.20	September	28.36	September	39.02	September	22.38
October	48.82	October	39.61	October	32.13	October	36.10	October	15.27
November	56.15	November	44.81	November	32.34	November	33.53	November	13.13
December	58.17	December	43.22	December	30.07	December	33.19	December	13.96

E*TRADE FINANCIAL CORPORATION (ETFC)

E*TRADE Financial Corporation, through its subsidiaries, offers financial solutions to retail and institutional customers worldwide. It provides retail investments and trading, which include automated order placement, and execution of market and limit equity, futures, options, exchange-traded funds, mutual funds, and bond orders, as well as offers quick transfer, wireless account access, extended hours trading, quotes, and research and advanced planning tools. The company also offers interest-earning checking, money market, savings, sweep deposit, and certificates of deposit products, as well as provides access to deposit account balances and transactions. The company also offers services through its network of customer service representatives, relationship managers, and investment advisors.

2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price

January	13.99	January	13.75	January	23.79	January	24.38	January	4.97	January	1.14
February	14.31	February	13.27	February	25.58	February	23.09	February	4.27	February	0.80
March	13.35	March	12.00	March	26.98	March	21.22	March	3.86
April	11.36	April	11.11	April	24.88	April	22.08	April	3.98
May	11.41	May	12.35	May	24.27	May	23.95	May	4.10
June	11.15	June	13.99	June	22.82	June	22.09	June	3.14
July	11.07	July	15.51	July	23.31	July	18.52	July	3.02
August	11.78	August	16.00	August	23.59	August	15.58	August	3.20
September	11.42	September	17.60	September	23.92	September	13.05	September	2.80
October	12.90	October	18.55	October	23.28	October	11.14	October	1.82
November	13.86	November	19.52	November	24.07	November	4.60	November	1.35
December	14.95	December	20.86	December	22.42	December	3.55	December	1.15

McAFEE, INC. (MFE)

McAfee, Inc. engages in developing, marketing, distributing, and supporting computer security solutions to prevent intrusions on networks and protect computer systems from various threats and attacks worldwide. Its products include McAfee System Protection Solutions and McAfee Network Protection Solutions. McAfee System Protection Solutions delivers anti-virus, anti-spyware, managed services, application firewalls, intrusion prevention, and security products and services to protect systems, such as desktops and servers. McAfee Network Protection Solutions offers IntruShield for network intrusion detection, Content Management solutions for email, Web security and prevention, Foundstone for intrusion detection and prevention, and vulnerability management. The company offers its solutions to large enterprises, governments, small and medium-sized businesses, and consumer users.

2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price

January	17.35	January	25.85	January	23.19	January	29.26	January	33.65	January	30.49
February	17.54	February	23.13	February	23.26	February	30.12	February	33.27	February	27.95
March	18.00	March	22.56	March	24.33	March	29.08	March	33.09
April	15.68	April	20.91	April	26.09	April	32.49	April	33.25
May	16.65	May	28.68	May	23.65	May	36.76	May	36.25
June	18.13	June	26.18	June	24.27	June	35.20	June	34.03
July	17.98	July	31.40	July	21.55	July	35.86	July	32.75
August	19.78	August	30.65	August	22.76	August	35.75	August	39.56
September	20.10	September	31.42	September	24.46	September	34.87	September	33.96
October	24.20	October	30.03	October	28.93	October	41.35	October	32.55
November	28.90	November	27.81	November	29.21	November	38.95	November	30.33
December	28.93	December	27.13	December	28.38	December	37.50	December	34.57

MODUSLINK GLOBAL SOLUTIONS, INC.  (MLNK)

Moduslink Global Solutions, Inc., through its subsidiaries, provides supply chain management services and marketing distribution solutions that help businesses market, sell, and distribute their products worldwide. It services include consulting and demand planning, sourcing and supply base management, manufacturing and product configuration, logistics management, marketing distribution and print-on-demand, e-commerce, sales support, and after market services, including testing, repair, and asset disposition. The company serves hardware manufacturers, software publishers, storage and consumer electronic device manufacturers, telecommunication carriers, and broadband and wireless service providers. In addition, Moduslink Global Solutions, Inc., through its affiliated venture capital group, invests in early-stage and mid-stage technology companies. The company, formerly known as CMGI, Inc., was founded in 1986 and is based in Waltham, Massachusetts.

2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price

January	27.70	January	18.90	January	15.00	January	12.70	January	12.90	January	2.33
February	24.00	February	19.30	February	14.60	February	15.40	February	11.49	February	1.90
March	24.50	March	20.50	March	14.80	March	21.20	March	13.26
April	17.30	April	17.60	April	14.40	April	21.00	April	13.83
May	19.70	May	21.80	May	13.20	May	25.00	May	14.98
June	19.50	June	18.90	June	12.00	June	19.50	June	10.60
July	13.80	July	19.00	July	10.40	July	15.80	July	12.24
August	11.80	August	16.90	August	11.00	August	15.60	August	11.79
September	12.10	September	16.70	September	10.60	September	13.60	September	9.61
October	13.70	October	15.80	October	14.00	October	14.10	October	5.56
November	15.30	November	17.40	November	13.50	November	10.37	November	4.44
December	25.50	December	15.09	December	13.40	December	13.09	December	2.89

PRICELINE.COM INCORPORATED (PCLN)

Priceline.com Incorporated operates as an online travel company in the United States and Europe. It offers its services under the ‘Name Your Own Price’ brand, which allows its customers to make offers for travel services at discounted prices. The company provides various travel services, including airline tickets, hotel rooms, car rentals, vacation packages, cruises, destination services, and travel insurance. It also sells advertising to travel suppliers and others on its Web sites. In addition, the company provides various financial services, including mortgages, home equity loans, and banking, through its investment in Priceline Mortgage Company LLC, which does business as pricelinemortgage.com.

2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price

January	19.13	January	22.59	January	22.05	January	42.62	January	108.52	January	67.09
February	23.02	February	22.47	February	24.55	February	52.41	February	114.02	February	84.86
March	26.96	March	25.20	March	24.84	March	53.26	March	120.86
April	24.27	April	25.36	April	24.44	April	55.64	April	127.64
May	26.20	May	23.95	May	31.10	May	61.84	May	134.53
June	26.93	June	23.33	June	29.86	June	68.74	June	115.46
July	23.68	July	24.84	July	26.88	July	63.80	July	114.95
August	20.88	August	21.49	August	33.40	August	82.98	August	92.98
September	22.17	September	19.32	September	36.79	September	88.75	September	68.43
October	19.94	October	18.97	October	40.29	October	93.10	October	52.63
November	23.87	November	24.02	November	39.49	November	113.80	November	69.00
December	23.59	December	22.32	December	43.61	December	114.86	December	73.65

REALNETWORKS, INC. (RNWK)

RealNetworks, Inc. provides network-delivered digital media products and services primarily in the United States, Asia, and Europe. The company also develops and markets software products and services that enable the creation, distribution, and consumption of digital media, including audio and video. It provides various music services that include Rhapsody, a membership based music service offering access to a range of tracks, Rhapsody To Go, a service that enables subscribers to transfer their music to portable devices, RadioPass, an Internet radio subscription service, RealPlayer Music Store, which enables consumers to purchase and download individual digital music tracks, and RealMusic, which provides music downloads, music news, and other music content. The company also offers media software and services. In addition, it owns and operates a casual digital games service that includes a range of downloadable and online games products and subscription services. Further, RealNetworks develops and markets software products and services that enable wireless carriers, cable companies, and other media and communications companies to distribute digital media content to PCs, mobile phones, and other non-PC devices. Its technology products and solutions include ringback tones, music-on-demand, video-on-demand, and messaging, as well as Helix Server, RealProducer, and ringback tones.

2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price

January	5.59	January	6.07	January	8.05	January	10.67	January	5.83	January	2.82
February	5.69	February	6.26	February	7.86	February	8.16	February	5.85	February	2.30
March	6.00	March	5.78	March	8.25	March	7.85	March	5.73
April	5.69	April	6.16	April	10.02	April	7.55	April	6.16
May	6.01	May	5.11	May	9.46	May	8.47	May	7.30
June	6.84	June	4.96	June	10.70	June	8.17	June	6.60
July	5.64	July	4.97	July	10.00	July	7.12	July	6.87
August	4.97	August	5.39	August	11.03	August	6.23	August	6.63
September	4.66	September	5.71	September	10.61	September	6.78	September	5.08
October	4.85	October	7.80	October	10.98	October	7.26	October	4.28
November	6.30	November	8.65	November	11.51	November	6.17	November	3.80
December	6.62	December	7.76	December	10.94	December	6.09	December	3.53

TD AMERITRADE HLDG CORP. (AMTD)

TD AMERITRADE Holding Corp., through its subsidiaries, provides securities brokerage services and technology-based financial services to retail investors and business partners, predominantly through the Internet, a national branch network, and relationship with one independent registered investment advisor. The company provides common and preferred stocks, exchange traded funds, option trades, mutual funds, fixed income, margin lending, and cash management services. Its client offerings include TD AMERITRADE for self-directed retail investors, TD AMERITRADE Institutional, a provider of comprehensive brokerage and custody services to approximately 4,000 independent Registered Investment Advisors and their clients, TD AMERITRADE Izone that serves self-directed traders, Amerivest, an online advisory service, and Ameritrade Corporate Services, which provides self-directed brokerage services to employees and executives of corporations.

2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price

January	12.21	January	9.96	January	20.24	January	17.69	January	18.76	January	11.24
February	12.48	February	8.19	February	21.72	February	16.00	February	18.30	February	11.87
March	11.86	March	7.86	March	20.87	March	14.88	March	16.51
April	9.44	April	8.07	April	18.56	April	17.05	April	18.10
May	9.16	May	11.44	May	17.00	May	20.53	May	18.11
June	8.74	June	14.33	June	14.81	June	20.00	June	18.09
July	8.54	July	15.04	July	16.38	July	16.95	July	19.91
August	8.77	August	15.33	August	17.52	August	18.15	August	20.43
September	9.25	September	16.53	September	18.85	September	18.22	September	16.67
October	10.03	October	16.20	October	16.47	October	19.14	October	13.29
November	10.73	November	17.97	November	17.56	November	18.69	November	13.30
December	10.95	December	18.48	December	16.18	December	20.06	December	14.25

TIME WARNER INC. (TWX)

Time Warner Inc. operates as a media and entertainment company primarily in the United States and internationally. It operates in five segments: AOL, Cable, Filmed Entertainment, Networks, and Publishing. The AOL segment offers various interactive services through a network of Web brands. This segment provides free client software and services to users who have their own Internet connection and offers services to advertisers on the Internet, as well as offers Internet access subscription services. The Cable segment engages in developing and launching video, high-speed data, and voice services. Its services primarily comprise analog and digital video services, advanced services such as VOD, HDTV, and set-top boxes equipped with digital video recorders, Web site hosting and managed security, and digital phone services. As of December 31, 2006, this segment served approximately 26 million homes and had approximately 13.4 million basic video subscribers. The Filmed Entertainment segment produces and distributes theatrical motion pictures, television shows, and animation and other programming, as well as distributes home video products, and licenses rights to its feature films, television programming, and characters. The Networks segment provides domestic and international basic cable networks and pay television programming services, which consist of the multichannel HBO and Cinemax pay television programming services. The Publishing segment engages in publishing magazines and Web sites in various areas such as celebrity life, sports, lifestyle and beauty.

2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price

January	17.57	January	18.00	January	17.53	January	21.87	January	15.69	January	9.33
February	17.25	February	17.23	February	17.31	February	20.34	February	15.61	February	7.63
March	16.86	March	17.55	March	16.79	March	19.72	March	14.02
April	16.82	April	16.81	April	17.40	April	20.63	April	14.85
May	17.04	May	17.40	May	17.21	May	21.37	May	15.88
June	17.58	June	16.71	June	17.30	June	21.04	June	14.80
July	16.65	July	17.02	July	16.50	July	19.26	July	14.32
August	16.35	August	17.92	August	16.62	August	18.98	August	16.37
September	16.14	September	18.11	September	18.23	September	18.36	September	13.11
October	16.64	October	17.83	October	20.01	October	18.26	October	10.09
November	17.71	November	17.98	November	20.14	November	17.26	November	9.05
December	19.45	December	17.44	December	21.78	December	16.51	December	10.06

YAHOO! INC. (YHOO)

Yahoo! Inc. provides Internet services to users and businesses worldwide. It offers online properties and services to users, and various tools and marketing solutions to businesses. The company’s search products include Yahoo! Search, Yahoo! Toolbar, and Yahoo! Search on Mobile, Yahoo! Local, Yahoo! Yellow Pages, and Yahoo! Maps that allow user to navigate the Internet and search for information from their computer or mobile device. It also offers an array of Yahoo marketplace products and entertainment offerings, such as Yahoo! Shopping and Yahoo! Auctions.

2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price

January	23.49	January	35.21	January	34.38	January	28.31	January	19.18	January	11.73
February	22.17	February	32.27	February	32.06	February	30.86	February	27.78	February	13.23
March	24.24	March	33.90	March	32.26	March	31.29	March	28.93
April	25.27	April	34.50	April	32.78	April	28.04	April	27.41
May	30.66	May	37.20	May	31.59	May	28.70	May	26.76
June	36.40	June	34.65	June	33.00	June	27.13	June	20.66
July	30.80	July	33.34	July	27.14	July	23.25	July	19.89
August	28.51	August	33.32	August	28.83	August	22.73	August	19.38
September	33.91	September	33.84	September	25.28	September	26.84	September	17.30
October	36.19	October	36.97	October	26.34	October	31.10	October	12.82
November	37.62	November	40.23	November	27.01	November	26.81	November	11.51
December	37.68	December	39.18	December	25.54	December	23.26	December	12.20

1,000,000,000 Depositary Receipts

Internet HOLDRSSM Trust

PROSPECTUS

March 11, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Article XIV, Section 2 of the Restated Certificate of Incorporation of Merrill Lynch, Pierce, Fenner & Smith Incorporated provides in effect that, subject to certain limited exceptions, Merrill Lynch, Pierce, Fenner & Smith Incorporated shall indemnify its directors and officers to the full extent authorized or permitted by law.

The directors and officers of Merrill Lynch, Pierce, Fenner & Smith Incorporated are insured under policies of insurance maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated, subject to the limits of the policies, against certain losses arising from any claim made against them by reason of being or having been such directors or officers.  In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated has entered into contracts with all of its directors providing for indemnification of such persons by Merrill Lynch, Pierce, Fenner & Smith Incorporated to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 16.  Exhibits.

See Exhibit Index.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)           For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 11 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on March 11, 2009.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	*
Name:	Joseph F. Regan
Title:	First Vice President, Chief Financial
Officer and Controller

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 11 to the Registration Statement has been signed by the following persons in the capacities indicated below on March 11, 2009.

Signature		Title

*		Director and Executive Vice President
Daniel C. Sontag		(Principal Executive Officer)

*		First Vice President, Chief Financial Officer and Controller
Joseph F. Regan

*		Director and Executive Vice President
Thomas K. Montag

*		Director and Senior Vice President
Carlos M. Morales

*		Director and Senior Vice President
Candace E. Browning

*By:	/s/ Thomas W. Lee	Attorney-in-Fact
Thomas W. Lee

INDEX TO EXHIBITS

Exhibits

*4.1	Form of Depositary Trust Agreement and form of HOLDRS, filed on May 14, 1999 as part of the registration statement filed on form S-1 for Internet HOLDRS.

*4.2	Form of Internet HOLDRS Receipts, filed on May 14, 1999 as part of the registration statement filed on form S-1 for Internet HOLDRS.

*4.3
Standard Terms for Depositary Trust Agreements between Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee dated as of September 22, 1999, filed on November 28, 2000 as part of post-effective Amendment No. 3 to the registration statement filed on form S-1 for Internet HOLDRS.

*4.4	Form of Amendment No. 2 to the Standard Terms for Depositary Trust Agreements, filed on May 14, 1999 as part of the registration statement filed on form S-1 for Internet HOLDRS.

*5.1	Opinion of Shearman & Sterling LLP regarding the validity of the Internet HOLDRS, filed on May 14, 1999 as part of the registration statement filed on form S-1 for Internet HOLDRS.

*8.1
Opinion of Shearman & Sterling LLP, as special U.S. tax counsel regarding the material federal income tax consequences, filed on May 14, 1999 as part of the registration statement filed on form S-1 for Internet HOLDRS.

*8.2
Opinion of Shearman & Sterling LLP, as special U.S. Tax Counsel regarding the material federal income tax consequences, filed on July 9, 2003 as an exhibit to Amendment No. 7 to the registration statement filed on form S-1 for Internet HOLDRS.

*24.1	Power of Attorney (included in Part II of Registration Statement), filed on May 14, 1999 as part of the registration statement filed on form S-1 for Internet HOLDRS.

*24.2	Power of Attorney of Ahmass L. Fakahany, filed on November 28, 2000 as part of post-effective Amendment No. 3 to the registration statement filed on form S-1 for Internet HOLDRS.

*24.3	Power of Attorney of Dominic Carone, filed on November 28, 2000 as part of post-effective Amendment No. 3 to the registration statement filed on form S-1 for Internet HOLDRS.

*24.4	Power of Attorney of Thomas H. Patrick, filed on November 28, 2000 as part of post-effective Amendment No. 3 to the registration statement filed on form S-1 for Internet HOLDRS.

*24.5	Power of Attorney of John J. Fosina, E. Stanley O’Neal, Thomas H. Patrick and Dominic A. Carone.

*24.6	Power of Attorney of Candace E. Browning, Gregory J. Fleming, Do Woo Kim and Joseph F. Regan.

*24.7	Power of Attorney of Robert J. McCann and Joseph F. Regan.

24.8	Power of Attorney of Daniel C. Sontag.

24.9	Power of Attorney of Thomas K. Montag.

_________________
*  Previously filed.